Exhibit 99.1

HealthSouth’s Wholly Owned

Long-Term Acute Care Hospitals

Combined Financial Statements

December 31, 2010, 2009, and 2008

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Index to Combined Financial Statements

Combined financial statements:
Report of Independent Registered Public Accounting Firm	2
Combined statements of operations for each of the years in the three year period ended December 31, 2010	3
Combined balance sheets as of December 31, 2010 and 2009	4
Combined statements of changes in invested equity for each of the years in the three year period ended December 31, 2010	5
Combined statements of cash flows for each of the years in the three year period ended December 31, 2010	6
Notes to combined financial statements	7

Report of Independent Registered Public Accounting Firm

To the Board of Directors of HealthSouth Corporation:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, statements of changes in invested equity and statements of cash flows present fairly, in all material respects, the financial position of HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals (the “Hospitals”) at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Hospitals’ management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

July 28, 2011

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Combined Statements of Operations

	For the Year Ended December 31,
	2010	2009	2008
	(In Thousands)
Net operating revenues	$104,350	$106,623	$110,864

Operating expenses:
Salaries and benefits	52,244	52,002	53,814
Supplies	13,648	13,466	13,370
Other operating expenses	9,710	9,194	9,575
Contract services	7,582	9,375	9,357
General and administrative expenses	6,259	6,638	7,155
Depreciation	2,575	2,595	2,842
Occupancy costs	4,581	4,629	4,766
Provision for doubtful accounts	1,456	1,810	3,545
Loss on disposal of assets	31	34	12

Total operating expenses	98,086	99,743	104,436
Interest expense	276	—	6
Interest income	(269)	(25)	(29)

Income before income tax expense	6,257	6,905	6,451
Provision for income tax expense	1,672	2,087	1,257

Net income	$4,585	$4,818	$5,194

The accompanying notes to combined financial statements are an integral part of these statements.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Combined Balance Sheets

	As of December 31,
	2010	2009
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$74	$182
Accounts receivable, net of allowance for doubtful accounts of $2,947 in 2010; $2,853 in 2009	17,276	17,039
Prepaid expenses and other current assets	1,192	1,096
Deferred income tax assets	2,063	2,029

Total current assets	20,605	20,346
Property and equipment, net	32,278	33,873
Goodwill	11,016	11,016
Deferred income tax assets	1,784	1,447

Total assets	$65,683	$66,682

Liabilities and Invested Equity
Current liabilities:
Accounts payable	$3,691	$4,209
Accrued payroll	2,833	2,567
Refunds due patients and other third-party payors	1,629	1,484
Other accrued expenses	614	433

Total current liabilities	8,767	8,693
Deferred rent	396	639

	9,163	9,332

Commitments and contingencies
Invested equity:
HealthSouth’s net investment	56,520	57,350

Total liabilities and invested equity	$65,683	$66,682

The accompanying notes to combined financial statements are an integral part of these balance sheets.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Combined Statements of Changes in Invested Equity

Total Invested Equity

Balance as of December 31, 2007	$62,766
Net income	5,194
Net advances to HealthSouth	(7,535)

Balance as of December 31, 2008	60,425
Net income	4,818
Net advances to HealthSouth	(7,893)

Balance as of December 31, 2009	57,350
Net income	4,585
Net advances to HealthSouth	(5,415)

Balance as of December 31, 2010	$56,520

The accompanying notes to combined financial statements are an integral part of these statements.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Combined Statements of Cash Flows

	For the Year Ended December 31,
	2010	2009	2008
	(In Thousands)
Cash flows from operating activities:
Net income	$4,585	$4,818	$5,194

Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	1,456	1,810	3,545
Depreciation	2,575	2,595	2,842
Loss on disposal of assets	31	34	12
Deferred income tax benefit	(371)	(23)	(207)
(Increase) decrease in assets—
Accounts receivable	(1,693)	121	(4,634)
Prepaid expenses and other current assets	(96)	(75)	13
(Decrease) increase in liabilities—
Accounts payable	(540)	305	501
Accrued payroll	266	(1,263)	355
Refunds due patients and other third-party payors	145	367	1,174
Other accrued expenses	181	(41)	29
Deferred rent	(243)	(198)	(151)

Total adjustments	1,711	3,632	3,479

Net cash provided by operating activities	6,296	8,450	8,673

Cash flows from investing activities:
Capital expenditures	(989)	(648)	(1,006)

Net cash used in investing activities	(989)	(648)	(1,006)

Cash flows from financing activities:
Net cash advances to HealthSouth	(5,415)	(7,893)	(7,535)

Net cash used in financing activities	(5,415)	(7,893)	(7,535)

(Decrease) increase in cash and cash equivalents	(108)	(91)	132
Cash and cash equivalents at beginning of year	182	273	141

Cash and cash equivalents at end of year	$74	$182	$273

The accompanying notes to combined financial statements are an integral part of these statements.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

1.	Summary of Significant Accounting Policies

Organization and Description of Business—

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals (the “LTCHs,” “we,” “us,” or “our”) provide medical treatment to patients with chronic diseases and/or complex medical conditions. As of December 31, 2010, we operated five freestanding long-term acute care hospitals that are wholly owned by HealthSouth Corporation (“HealthSouth”) or one of its subsidiaries. We also operate two remote locations from one of our hospitals. The LTCHs are organized as corporations or limited liability companies and are located in Florida, Louisiana, Nevada, and Pennsylvania.

The financial statements of the LTCHs have been derived from the financial statements of HealthSouth, which issued its annual financial statements for the same periods presented herein on February 24, 2011. Accordingly, management has evaluated transactions for consideration as recognized subsequent events in the annual financial statements through February 24, 2011. Additionally, management has evaluated transactions that occurred as of the issuance date of these financial statements, or July 28, 2011, for purposes of disclosure of unrecognized subsequent events.

Basis of Presentation—

The accompanying combined financial statements of the LTCHs were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The combined financial statements have been derived from the financial statements and accounting records of the LTCHs using the historical results of operations and historical basis of assets and liabilities of the LTCHs’ operations. Management believes the allocations underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily represent the LTCHs’ financial position, results of operations, and cash flows in the future or what its financial position, results of operations, and cash flows would have been had the LTCHs operated as a stand-alone entity during the periods presented.

The combined financial statements include allocations of certain HealthSouth corporate expenses. The LTCHs’ allocated expenses primarily include administrative expenses such as information technology services, accounting, human resources, legal, and a pro rata share of the occupancy costs of the corporate office facilities. Allocations were made primarily based on a percentage of revenues or full-time equivalent employees, which management believes represents a reasonable allocation methodology. The allocated expenses amounted to $6.3 million in 2010, $6.6 million in 2009, and $7.2 million in 2008 and are included in General and administrative expenses in the accompanying combined statements of operations. Management of the LTCHs believes the allocated amount of these services is a reasonable representation of the services performed or benefited by the LTCHs as hospitals of HealthSouth. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the LTCHs had been operated as a stand-alone entity.

HealthSouth uses a centralized approach to cash management and the finance of its operations. Cash deposits from the LTCHs’ facility-level bank accounts are transferred to HealthSouth on a regular basis and are netted against HealthSouth’s net investment. As a result, none of HealthSouth’s cash, cash equivalents, or debt (or related interest expense or HealthSouth’s loss on early extinguishment of debt) at the corporate level has been allocated to the LTCHs in the combined financial statements. Cash in the combined financial statements represents amounts held locally by the LTCHs’ operations.

Principles of Combination—

The combined financial statements include the hospitals and operations of the LTCHs. All significant transactions between the LTCHs have been eliminated. Transactions between the LTCHs and HealthSouth are included in these combined financial statements. See Note 7, Related Party Transactions.

Use of Estimates and Assumptions—

The preparation of these combined financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for contractual revenue adjustments; (2) allowance for doubtful accounts; (3) asset impairments, including goodwill; (4) depreciable lives of assets; (5) economic lives and fair value of leased assets; (6) income tax valuation allowances; (7) uncertain tax positions; (8) fair value of stock options and restricted stock containing a market condition; (9) contingency and litigation reserves; and (10) allocations of certain HealthSouth corporate expenses. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of our combined financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside experts to assist in our evaluation, as considered necessary. Actual results could differ from those estimates.

Risks and Uncertainties—

As a healthcare provider, we are required to comply with extensive and complex laws and regulations at the federal, state, and local government levels. These laws and regulations relate to, among other things:

•	licensure, certification, and accreditation,

•	coding and billing for services, including post-payment review of claims we submit to Medicare,

•	payment for services,

•	relationships with physicians and other referral sources, including physician self-referral and anti-kickback laws,

•	quality of medical care,

•	use and maintenance of medical supplies and equipment,

•	maintenance and security of patient information and medical records,

•	acquisition and dispensing of pharmaceuticals and controlled substances, and

•	disposal of medical and hazardous waste.

In the future, changes in these laws and regulations or the manner in which they are enforced could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our hospitals, equipment, personnel, services, capital expenditure programs, operating procedures, and contractual arrangements.

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including (1) criminal penalties, (2) civil penalties, including monetary penalties and the loss of our licenses to operate one or more of our hospitals, and (3) exclusion or suspension of one or more of our hospitals from participation in the Medicare, Medicaid, and other federal and state healthcare programs. Because Medicare comprises a significant portion of our Net operating revenues, it is important for us to remain compliant with the laws and regulations governing the Medicare program and related matters including anti-kickback and anti-fraud requirements. Substantial damages and other remedies assessed against us could have a material adverse effect on our business, financial position, results of operation, and cash flows.

Historically, the United States Congress and some state legislatures have periodically proposed significant changes in regulations governing the healthcare system. Many of these changes have resulted in limitations on the increases in the levels of payments to healthcare providers for services under many government reimbursement programs. Because we receive a significant percentage of our revenues from Medicare, such changes in legislation might have a material adverse effect on our financial position, results of operations, and cash flows, if any such changes were to occur.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

In order for a hospital to qualify as a long-term acute care hospital, Medicare patients discharged from the hospital in any given cost reporting year must have an average length-of-stay in excess of 25 days, among other requirements. A hospital that fails to qualify as a long-term acute care hospital will be reimbursed at what is generally a lower rate under the acute care inpatient prospective payment system. If our hospitals failed to meet this requirement in the future, our financial position, results of operations, and cash flows would be negatively impacted.

Our results also could be adversely affected by other changes in laws or regulations governing the Medicare program, as well as possible changes to or expansion of the audit processes conducted by Medicare contractors or Medicare recovery audit contractors. In addition, in March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (the “PPACA”) and the Health Care and Education Reconciliation Act of 2010, which amended the PPACA (together, the “2010 Healthcare Reform Laws”). Many provisions within the 2010 Healthcare Reform Laws are beginning to or could in the future have an impact on our business, including: (1) the reduction in annual market basket updates to providers, which will include annual productivity adjustments beginning October 1, 2011; (2) the possible combining, or “bundling” of reimbursement for a Medicare beneficiary’s episode of care at some point in the future; (3) implementing a voluntary program for accountable care organizations; (4) creating an Independent Payment Advisory Board; and (5) modifying employer-sponsored healthcare insurance plans. These laws also include provisions for the expansion of the federal Anti-Kickback Law and the False Claims Act that, when combined with other recent federal initiatives, are likely to increase investigation and enforcement efforts in the healthcare industry generally. The 2010 Healthcare Reform Laws also require the establishment of new mandatory quality data reporting programs for long-term acute care hospitals to take effect for fiscal year 2014. The United States Centers for Medicare and Medicaid Services (“CMS”) is required to select and publish quality measures by October 1, 2012. Under this program, a provider that fails to report on the selected quality measures will have its annual payment update factor reduced by 2% for the applicable fiscal year.

In addition, CMS has enacted multiple regulations governing “hospital within hospital” arrangements for long-term acute care hospitals. These regulations provide, among other things, that if a long-term acute care “hospital within hospital” has Medicare discharges from its host hospital that exceed a threshold of 25% (or an adjusted percentage for certain rural or Metropolitan Statistical Area dominant hospitals) of its Medicare discharges for its cost-reporting period, the long-term acute care hospital will receive a reduced payment for its Medicare patients. The Medicare, Medicaid and State Children’s Health Insurance Program (SCHIP) Extension Act of 2007, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), provided regulatory relief to long-term acute care hospitals to ensure continued access to current long-term acute care hospital services, while also imposing a moratorium on the development of new, or expansion of existing, long-term acute care hospitals during a three-year period. In particular, the 2007 Medicare Act, as amended by ARRA and as extended for two additional years by the 2010 Healthcare Reform Laws, prevents CMS from implementing a new payment reduction provision for short-stay outlier cases and an extension of the 25% referral limitation threshold to all long-term acute care hospitals, including freestanding long-term acute care hospitals like ours. The prohibition on the short-stay outlier reductions and the referral limitation threshold now expires in July 2012 for four of our five freestanding long-term acute care hospitals, and April 2013 for the other, unless Congress acts again. Likewise, the moratorium on developing new, or expanding existing, long-term acute care hospitals has been extended to December 2012. We cannot predict if, when, or how these program policies will ultimately affect us.

Additionally, CMS is considering adoption of new regulations within its conditions of participation for long-term acute care hospitals that are expected to be published in 2011. These regulations may impose new requirements for the patient admission and discharge process, staffing, and the level of patient care. We are not able to predict if, or in what form, such regulations might be adopted by CMS or how, if adopted, they would impact the operation of the LTCHs. Similarly, CMS and the long-term acute care hospital industry have been exploring the development of facility and patient certification criteria for long-term acute care hospitals for a number of years. Implementation of modified or new criteria that may limit the patients eligible for treatment in our hospitals could have a material adverse effect of our financial position, results of operations, and cash flows.

In April 2011, CMS released its fiscal year 2012 proposed notice of rulemaking under the prospective payment system for long-term acute care hospitals which will be effective for Medicare discharges between October 1, 2011 and September 30, 2012. In this notice, CMS proposed a 2.8% market basket update that will be reduced to 2.7% under the requirements of the 2010 Healthcare Reform Laws. CMS also estimated the first annual productivity adjustment reduction effective October 1, 2011 to be a decrease to the market basket update of 1.2%.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

In addition to the above regulatory factors, there are also increasing pressures from many third-party payors to control healthcare costs and to reduce or limit increases in reimbursement rates for medical services. Our relationships with managed care and non-governmental third-party payors, such as health maintenance organizations and preferred provider organizations, are generally governed by negotiated agreements. These agreements set forth the amounts we are entitled to receive for our services. We could be adversely affected if we are unable to negotiate and maintain favorable agreements with third-party payors. Our third-party payors may also, from time to time, request audits of the amounts paid, or to be paid, to us under our agreements with them. We could be adversely affected if the auditing payor alleges that substantial overpayments were made to us due to coding errors or lack of documentation to support medical necessity determinations.

As discussed above and in Note 8, Contingencies and Other Commitments, we operate in a highly regulated and litigious industry. From time to time, we are party to various lawsuits. We cannot predict the outcome of litigation filed against us. Substantial damages or other monetary remedies assessed against us could have a material adverse effect on our business, financial position, results of operations, and cash flows.

On May 17, 2011, HealthSouth entered into an agreement with LifeCare Holdings, Inc. to sell substantially all of the assets of the LTCHs. Operational disruption resulting from this proposed transaction could have a negative effect on our business, financial position, results of operations, and cash flows.

Revenue Recognition—

Revenues consist primarily of net patient service revenues that are recorded based upon established billing rates less allowances for contractual adjustments. Revenues are recorded during the period the healthcare services are provided, based upon the estimated amounts due from the patients and third-party payors, including federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, and employers. Estimates of contractual allowances under third-party payor arrangements are based upon the payment terms specified in the related contractual agreements. Third-party payor contractual payment terms are generally based upon predetermined rates per diagnosis, per diem rates, or discounted fee-for-service rates. Other operating revenues, which include revenues from cafeteria, gift shop, and rental income, approximated 0.7%, 0.8%, and 0.8% of Net operating revenues for the years ended December 31, 2010, 2009, and 2008, respectively.

Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation, and are routinely modified for provider reimbursement. All healthcare providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each hospital to program beneficiaries. Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to the LTCHs under these reimbursement programs. These audits often require several years to reach the final determination of amounts earned under the programs. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. Each fiscal year 2010 cost report for the LTCHs has been filed, but each report remains subject to audit and potential adjustments. For fiscal year 2009, the cost reports for two of the LTCHs are final and settled, with the remaining cost reports for fiscal year 2009 filed but still subject to audit and potential adjustments. Each fiscal year 2008 cost report for the LTCHs is considered final and settled.

CMS has been granted authority to suspend payments, in whole or in part, to Medicare providers if CMS possesses reliable information that an overpayment, fraud, or willful misrepresentation exists. If CMS suspects payments are being made as the result of fraud or misrepresentation, CMS may suspend payment at any time without providing prior notice to us. The initial suspension period is limited to 180 days. However, the payment suspension period can be extended almost indefinitely if the matter is under investigation by the United States Department of Health and Human Services Office of Inspector General (the “HHS-OIG”) or the United States Department of Justice (the “DOJ”). Therefore, we are unable to predict if or when we may be subject to a suspension of payments by the Medicare and/or Medicaid programs, the possible length of the suspension period, or the potential cash flow impact of a payment suspension. Any such suspension would adversely impact our financial position, results of operations, and cash flows.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

We provide care to patients who are financially unable to pay for the healthcare services they receive, and because we do not pursue collection of amounts determined to qualify as charity care, such amounts are not recorded as revenues.

Cash and Cash Equivalents—

Cash and cash equivalents include highly liquid investments with maturities of three months or less when purchased. Carrying values of Cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

We maintain amounts on deposit with various financial institutions, which may, at times, exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and we have not experienced any losses on such deposits.

Accounts Receivable—

We report accounts receivable at estimated net realizable amounts from services rendered from federal and state agencies (under the Medicare and Medicaid programs), managed care health plans, commercial insurance companies, workers’ compensation programs, employers, and patients. Our accounts receivable are geographically concentrated in parts of Pennsylvania, Louisiana, Nevada, and Florida, and a significant portion of our revenues are concentrated by type of payors. The concentration of net patient service accounts receivable by payor class, as a percentage of total net patient service accounts receivable as of the end of each of the reporting periods, is as follows:

	As of December 31,
	2010	2009
Medicare	58.9%	60.0%
Medicaid	1.4%	3.8%
Workers’ compensation	2.1%	1.2%
Managed care and other discount plans	28.6%	27.8%
Commercial	2.9%	3.0%
Accident and litigation-related payors	3.5%	1.1%
Patients	1.3%	2.1%
Other third-party payors	1.3%	1.0%

	100.0%	100.0%

During the years ended December 31, 2010, 2009, and 2008, approximately 64.8%, 69.1%, and 68.3%, respectively, of our net patient revenue related to patients participating in the Medicare program. While revenues and accounts receivable from the Medicare program are significant to our operations, we do not believe there are significant credit risks associated with this government agency. We do not believe there are any other significant concentrations of revenues from any particular payor that would subject us to any significant credit risks in the collection of our accounts receivable.

Net accounts receivable include only those amounts we estimate we will collect. Additions to the allowance for doubtful accounts are made by means of the Provision for doubtful accounts. We write off uncollectible accounts (after exhausting collection efforts) against the allowance for doubtful accounts. Subsequent recoveries are recorded via the Provision for doubtful accounts.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

Property and Equipment—

We report land, buildings, improvements, and equipment at cost, net of accumulated depreciation and any asset impairments. We depreciate our assets using the straight-line method over the estimated useful life of the assets. Useful lives are generally as follows:

Years
Buildings	20 to 30
Leasehold improvements	4 to 30
Furniture, fixtures, and equipment	3 to 15

Maintenance and repairs of property and equipment are expensed as incurred. We capitalize replacements and betterments that increase the estimated useful life of an asset. We capitalize interest expense on major construction and development projects while in progress.

We retain fully depreciated assets in property and accumulated depreciation accounts until we remove them from service. In the case of sale, retirement, or disposal, the asset cost and related accumulated depreciation balances are removed from the respective accounts, and the resulting net amount, less any proceeds, is included as a component of operating expenses in the combined statements of operations.

We account for operating leases by recognizing escalated rents, including any rent holidays, on a straight-line basis over the term of the lease for those lease agreements where we receive the right to control the use of the entire leased property at the beginning of the lease term.

Goodwill—

Goodwill included in these financial statements represents an allocation of HealthSouth’s goodwill included in its consolidated financial statements. This allocation was made based on the relative fair value of the LTCHs compared to the fair value of HealthSouth.

We test Goodwill for impairment using a fair value approach. We determine the fair value of the LTCHs as of the testing date using discounted projected operating results and cash flows. This approach includes many assumptions related to pricing and volume, operating expenses, capital expenditures, discount factors, etc. Changes in economic and operating conditions impacting these assumptions could result in goodwill impairment in future periods.

We are required to test for impairment at least annually, absent some triggering event that would require an impairment assessment. Absent any impairment indicators, we perform our goodwill impairment testing as of October 1st of each year.

We recognize an impairment charge for any amount by which the carrying amount of goodwill exceeds its implied fair value. We present a goodwill impairment charge as a separate line item within income from continuing operations in the combined statements of operations.

Impairment of Long-Lived Assets—

We assess the recoverability of long-lived assets (excluding goodwill) whenever events or changes in circumstances indicate we may not be able to recover the asset’s carrying amount. We measure the recoverability of assets to be held and used by a comparison of the carrying amount of the asset to the expected net future cash flows to be generated by that asset. We measure the amount of impairment of long-lived assets (excluding goodwill) as the amount by which the carrying value of the asset exceeds the fair market value of the asset, which is generally determined using projected discounted future cash flows or appraised values. We classify long-lived assets to be disposed of other than by sale as held and used until they are disposed. We report long-lived assets to be disposed of by sale as held for sale and recognize those assets in the balance sheet at the lower of carrying amount or fair value less cost to sell, and we cease depreciation.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

Fair Value Measurements—

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The basis for these assumptions establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets;

•	Level 2 – Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 – Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques. The three valuation techniques are as follows:

•	Market approach – Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

•	Cost approach – Amount that would be required to replace the service capacity of an asset (i.e., replacement cost); and

•	Income approach – Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing models, and lattice models).

As of December 31, 2010 and 2009, we had no financial assets and liabilities that are required to be measured at fair value on a recurring basis. Our financial instruments consist mainly of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amounts of these assets approximate fair value because of the short-term maturity of these instruments.

On a nonrecurring basis, we are required to measure property and equipment and goodwill at fair value. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges or similar adjustments made to the carrying value of the applicable assets. The fair value of our property and equipment is determined using discounted cash flows and significant unobservable inputs, unless there is an offer to purchase such assets, which would be the basis for determining fair value. The fair value of our goodwill is determined using discounted projected operating results and cash flows, which involve significant unobservable inputs. Goodwill is tested for impairment as of October 1st of each year, absent any impairment indicators.

Refunds Due Patients and Other Third-Party Payors—

Refunds due patients and other third-party payors consist primarily of estimates of potential overpayments received from our patients and other third-party payors. In instances where we are unable to locate and reimburse the party due the refund, these amounts may become subject to escheat property laws and consequently may be payable to various jurisdictions or reportable to a federal agency. We are negotiating the settlement of these amounts with third-party payors in various jurisdictions. The result of these ongoing settlement negotiations may impact the carrying value of these liabilities.

Stock-Based Compensation—

HealthSouth has various shareholder- and non-shareholder-approved stock-based compensation plans that provide for the granting of stock-based compensation to certain employees and directors. All share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based on their estimated grant-date fair value and amortized on a straight-line basis over the applicable requisite service period.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

Litigation Reserves—

We accrue for loss contingencies associated with outstanding litigation for which management has determined it is probable a loss contingency exists and the amount of loss can be reasonably estimated. If the accrued amount associated with a loss contingency is greater than $0.5 million, we also accrue estimated future legal fees associated with the loss contingency. This requires management to estimate the amount of legal fees that will be incurred in the defense of the litigation. These estimates are based on our expectations of the scope, length to complete, and complexity of the claims. In the future, additional adjustments may be recorded as the scope, length, or complexity of outstanding litigation changes.

Advertising Costs—

We expense costs of print, radio, television, and other advertisements as incurred. Advertising expenses, included in Other operating expenses within the accompanying combined statements of operations, approximated $0.3 million, $0.2 million, and $0.2 million in 2010, 2009, and 2008, respectively.

Income Taxes—

The LTCHs’ results of operations have historically been included in HealthSouth’s consolidated federal income tax return. State income tax returns have been filed on a separate, combined, or consolidated basis in accordance with relevant state tax laws and regulations. Income tax expense in these combined financial statements has been computed on a separate tax return basis for the LTCHs.

We are providing for income taxes using the asset and liability method. This approach recognizes the amount of federal and state taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the combined financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates. A valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income in the applicable tax jurisdiction.

We evaluate our tax positions and establish assets and liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes. We review these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly.

Each of the LTCHs has a formal tax sharing agreement with HealthSouth and is responsible for its allocated portion of federal and, when applicable, state income taxes, as determined by reference to §1.1502-33(d) of the Internal Revenue Regulations. The LTCHs’ allocated portion of HealthSouth’s income taxes when a consolidated return is filed is accounted for as a cash advance from HealthSouth for such taxes paid on its behalf.

Recent Accounting Pronouncements—

In July 2011, the Financial Accounting Standards Board (the “FASB”) ratified the final consensus reached by the Emerging Issues Task Force related to the presentation and disclosure of net revenue, the provision for bad debts, and the allowance for doubtful accounts of healthcare entities. This standard retains the existing revenue recognition model for healthcare entities, pending further developments in the FASB’s revenue recognition project. However, this standard requires the Provision for doubtful accounts associated with patient service revenue to be separately displayed on the face of the statement of operations as a component of net revenue. This standard also requires enhanced disclosures of significant changes in estimates related to patient bad debts. While this standard will have no net impact on our financial position, results of operations, or cash flows, it will require us to reclassify our Provision for doubtful accounts from operating expenses to a component of Net operating revenues for periods beginning on or after December 15, 2011, with retrospective application required.

We do not believe any other recently issued, but not yet effective, accounting standards will have a material effect on our combined financial position, results of operations, or cash flows.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

2.	Accounts Receivable

Accounts receivable consists of the following (in thousands):

	As of December 31,
	2010	2009
Patient accounts receivable	$20,068	$19,612
Less: Allowance for doubtful accounts	(2,947)	(2,853)

Patient accounts receivable, net	17,121	16,759
Other accounts receivable	155	280

Accounts receivable, net	$17,276	$17,039

The following is the activity related to our allowance for doubtful accounts (in thousands):

For the Year Ended December 31,	Balance at Beginning of Period	Additions and Charges to Expense	Deductions and Accounts Written Off	Balance at End of Period
2010	$2,853	$1,456	$(1,362)	$2,947

2009	$3,138	$1,810	$(2,095)	$2,853

2008	$2,410	$3,545	$(2,817)	$3,138

3.	Property and Equipment

Property and equipment consists of the following (in thousands):

	As of December 31,
	2010	2009
Land	$6,429	$6,429
Buildings	32,565	32,510
Leasehold improvements	3,216	3,216
Furniture, fixtures, and equipment	15,973	15,423

	58,183	57,578
Less: Accumulated depreciation and amortization	(25,905)	(23,705)

Property and equipment, net	$32,278	$33,873

The amount of fully depreciated assets included in the above table as of December 31, 2010 and 2009 was $7.6 million and $6.9 million, respectively.

The amount of depreciation expense and rent expense under operating leases is as follows (in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Depreciation expense	$2,575	$2,595	$2,842

Rent expense:
Minimum rent payments	$2,256	$2,260	$2,296
Contingent and other rents	2,559	2,649	2,686
Other	181	175	192

Total rent expense	$4,996	$5,084	$5,174

No interest was capitalized during the periods presented.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

Leases—

We lease certain real estate under non-cancelable operating leases generally expiring at various dates through 2012. Operating leases generally have 2- to 15-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Various facility leases include provisions for rent escalation to recognize increased operating costs or require the LTCHs to pay certain maintenance and utility costs. Contingent rents are included in rent expense in the year incurred.

Some facilities are subleased to other parties. Rental income from subleases approximated $0.3 million, $0.4 million, and $0.3 million for the years ended December 31, 2010, 2009, and 2008, respectively. Total expected future minimum rentals under these noncancelable subleases were $0.2 million as of December 31, 2010.

Certain leases contain annual escalation clauses based on changes in the Consumer Price Index while others have fixed escalation terms. The excess of cumulative rent expense (recognized on a straight-line basis) over cumulative rent payments made on leases with fixed escalation terms is recognized as straight-line rental accrual and is included in Deferred rent in the accompanying consolidated balance sheets.

Future minimum lease payments at December 31, 2010, for those leases having an initial or remaining non-cancelable lease term in excess of one year, are as follows (in thousands):

Year Ending December 31,	Operating Leases
2011	$2,878
2012	1,191

$4,069

4.	Goodwill

We performed impairment reviews as of October 1, 2010, 2009, and 2008 and concluded that no Goodwill impairment existed. As of December 31, 2010, we had no accumulated impairment losses related to Goodwill. During the years ended December 31, 2010, 2009, and 2008, there were no changes in the carrying amount of Goodwill.

5.	Income Taxes

Income before income tax expense and the Provision for income tax expense are as follows (in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Income before income tax expense	$6,257	$6,905	$6,451

Current:
Federal	$2,812	$2,293	$2,635
State and local	(769)	(183)	(1,171)

Total current expense	2,043	2,110	1,464

Deferred:
Federal	(333)	(21)	(185)
State and local	(38)	(2)	(22)

Total deferred benefit	(371)	(23)	(207)

Total income tax expense	$1,672	$2,087	$1,257

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

A reconciliation of differences between the federal income tax at statutory rates and our actual income tax expense is as follows (in thousands):

	For the Year Ended December 31,
	2010	2009	2008
Tax expense at statutory rate	35.0%	35.0%	35.0%
(Decrease) increase in tax rate resulting from:
State income taxes, net of federal tax benefit	(10.2%)	(4.9%)	(16.4%)
Permanent differences	1.9%	0.1%	0.9%

Income tax expense	26.7%	30.2%	19.5%

The income tax expense at the federal statutory rate is the expected tax expense resulting from the income before income tax expense. The income tax expense in 2010 and 2009 was less than the federal statutory rate primarily due to the filing of amended state income tax returns and a reduction in unrecognized tax benefits due to the lapse of the applicable statute of limitations for certain state claims. The income tax expense in 2008 was less than the federal statutory rate primarily due to the filing of amended state income tax returns and refunds of state income taxes.

The significant components of the LTCHs’ deferred tax assets and liabilities are as follows (in thousands):

	As of December 31,
	2010	2009
Deferred income tax assets:
Allowance for doubtful accounts	$1,171	$1,134
Accrued payroll	532	481
Other accruals	360	414
Property, net	1,784	1,447

Total deferred income tax assets	3,847	3,476
Deferred income tax liabilities	—	—

Net deferred income tax assets	3,847	3,476
Less: Current deferred tax assets	2,063	2,029

Noncurrent deferred tax assets	$1,784	$1,447

We are required to reduce our deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. We based our decision to not establish a valuation allowance primarily on positive evidence of cumulative income in recent years. After consideration of all evidence, both positive and negative, we concluded it is more likely than not we will realize all or our deferred tax assets and a valuation allowance is not necessary as of December 31, 2010.

The following table shows the changes in our total remaining gross unrecognized tax benefits and related accrued interest, all of which would affect our effective tax rate if recognized, for the years ended December 31, 2010, 2009, and 2008 (in thousands). The amount of unrecognized tax benefits changed during each year presented due primarily to the lapse of the statute of limitations on certain state claims.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

A reconciliation of the beginning and ending liability for unrecognized tax benefits is as follows (in thousands):

	Gross Unrecognized Income Tax Benefits	Accrued Interest and Penalties
Balance at January 1, 2008	$1,150	$103
Gross amount of increases in unrecognized tax benefits related to prior periods	6	—

Balance at December 31, 2008	1,156	103
Gross amount of increases in unrecognized tax benefits related to prior periods	2	1
Reductions to unrecognized tax benefits as a result of a lapse of the applicable statute of limitations	(292)	(26)

Balance at December 31, 2009	866	78
Gross amount of increases in unrecognized tax benefits related to prior periods	2	—
Reductions to unrecognized tax benefits as a result of a lapse of the applicable statute of limitations	(851)	(76)

Balance at December 31, 2010	$17	$2

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. No material amounts related to interest and/or penalties were recorded during 2010, 2009, or 2008, nor were there any amounts recorded for accrued interest as of December 31, 2010 or 2009.

HealthSouth’s and the LTCHs’ federal and state income tax returns are periodically examined by various regulatory taxing authorities. In connection with such examinations, HealthSouth has settled federal income tax examinations with the IRS for all tax years through 2008. At this time, HealthSouth has no ongoing income tax audits by regulatory taxing authorities.

For the tax years that remain open under the applicable statutes of limitations, amounts related to unrecognized tax benefits have been considered by management in its estimate of our potential net recovery of prior years’ income taxes. No material decreases in our unrecognized tax benefits are expected to occur within the next 12 months.

6.	HealthSouth’s Net Investment

HealthSouth’s net investment of $56.5 million and $57.4 million as of December 31, 2010 and 2009, respectively, represents the capital contributed by HealthSouth, including its equity investment and the balance of any intercompany advances. The advances are used by the LTCHs, along with its operating cash flows, for working capital needs and other general purposes.

7.	Related Party Transactions

As a result of the transactions discussed in this note, the financial position, results of operations, and cash flows of the LTCHs, as reported, are not necessarily indicative of the results that would have been reported had they operated completely independently.

Risk Insurance—

Risk insurance for the LTCHs is provided through HealthSouth’s risk insurance program. HealthSouth insures a substantial portion of its professional liability, general liability, and workers’ compensation risks through a self-insured retention program (“SIR”) underwritten by its consolidated wholly owned offshore captive insurance subsidiary, HCS, Ltd. (“HCS”), which is funded via regularly scheduled premium payments by HealthSouth.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

HealthSouth uses HCS to fund part of its first layer of insurance coverage up to $24 million. Risks in excess of specified limits per claim and in excess of HealthSouth’s aggregate SIR amount are covered by unrelated commercial carriers.

The LTCHs are charged a premium for workers’ compensation and professional and general liability coverage by HealthSouth, and HealthSouth assumes the risk of coverage for losses incurred by the LTCHs, subject to the limits described above. Premiums for professional liability, general liability, and workers’ compensation insurance are charged to the LTCHs for coverage on all claims incurred during the policy year, without regard to the date the claims are reported (i.e., on an occurrence basis). Reserves for all workers’ compensation risks and for professional and general liability risks are considered liabilities of HealthSouth and have been excluded from our combined balance sheets. Expenses related to professional and general liability risks were $1.2 million for each of the years ended December 31, 2010, 2009, and 2008 and are classified in Other operating expenses in our combined statements of operations. Expenses associated with workers’ compensation risks were $0.8 million, $0.9 million, and $0.9 million for the years ended December 31, 2010, 2009, and 2008, respectively, and are classified in Salaries and benefits in our combined statements of operations.

Stock-Based Compensation—

HealthSouth has awarded employee stock-based compensation in the form of stock options and restricted stock awards to employees of the LTCHs under the terms of compensation plans designed to align employee interests to those of HealthSouth’s stockholders.

Stock Options

As of December 31, 2010, certain employees of the LTCHs had outstanding options from HealthSouth’s 1995, 1997, and 2002 Stock Option Plans, as well as HealthSouth’s 2005 Equity Incentive Plan. Under these plans, employees are given the right to purchase shares of HealthSouth common stock at a fixed grant price determined on the day the options are granted. These plans provide for the granting of both nonqualified stock options and incentive stock options. The terms and conditions of the options, including exercise prices and the period in which options are exercisable, are generally at the discretion of the compensation committee of HealthSouth’s board of directors. However, no options are exercisable beyond approximately ten years from the date of grant. Granted options vest over the awards’ requisite service periods, which is generally three years. There were no options granted to employees of the LTCHs during the years ended December 31, 2010, 2009, and 2008.

A summary of the stock option activity and related information for HealthSouth stock options held by certain employees of the LTCHs is as follows:

	Shares	Weighted- Average Exercise Price per Share	Remaining Life (Years)	Aggregate Intrinsic Value (In Millions)
Outstanding, December 31, 2009	6,900	$30.01
Granted	—	—
Exercised	—	—
Forfeitures	—	—
Expirations	(500)	24.38

Outstanding, December 31, 2010	6,400	30.45	3.8	$—

Exercisable, December 31, 2010	6,400	30.45	3.8	—

Compensation expense related to stock options for the years ended December 31, 2010, 2009, and 2008 was not material. As of December 31, 2010, there was no unrecognized compensation cost related to unvested stock options.

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

Restricted Stock

Certain employees of the LTCHs have been issued restricted common stock of HealthSouth under HealthSouth’s 2005 and 2008 Equity Incentive Plans. Prior to 2008, HealthSouth’s restricted stock awards contained only a service requirement and generally vested over a three-year requisite service period. The restricted stock awards granted in 2010, 2009, and 2008 included service-based awards, performance-based awards (that also included a service requirement), and market condition awards (that also included a service requirement). For awards with a service and/or performance requirement, the fair value of the award is determined by the closing price of HealthSouth’s common stock on the grant date. For awards with a market condition, the fair value of the awards is determined using a lattice model.

A summary of the HealthSouth-issued restricted stock awards held by certain employees of the LTCHs is as follows:

	Shares	Weighted- Average Grant Date Fair Value
Nonvested shares at December 31, 2009	6,833	$10.12
Granted	1,911	19.11
Vested	(4,512)	14.42
Forfeited	—	—

Nonvested shares at December 31, 2010	4,232	9.77

The weighted-average grant date fair value of restricted stock granted during the years ended December 31, 2009 and 2008 was $7.85 and $16.27 per share, respectively. Compensation expense related to our restricted stock awards for the years ended December 31, 2010, 2009, and 2008 was not material. As of December 31, 2010, there was $0.1 million of unrecognized compensation expense related to unvested restricted stock. In light of the potential transaction discussed in Note 1, Summary of Significant Accounting Policies, we do not expect to recognize this expense. However, if the potential transaction does not close, this cost would be recognized over a weighted-average period of 21 months. The remaining unrecognized compensation expense for the performance-based awards may vary each reporting period based on changes in the expected achievement of performance measures.

Guarantees—

HealthSouth’s obligations under certain of its debt agreements are fully and unconditionally and jointly and severally guaranteed by all of the LTCHs.

8.	Contingencies and Other Commitments

HealthSouth operates in a highly regulated and litigious industry. As a result, various lawsuits, claims, and legal and regulatory proceedings, some of which directly impact the LTCHs, have been and can be expected to be instituted or asserted against HealthSouth. The resolution of any such lawsuits, claims, or legal and regulatory proceedings could materially and adversely affect our financial position, results of operations, and cash flows in a given period. The matters that directly relate to the LTCHs are discussed below.

The False Claims Act, 18 U.S.C. § 287, allows private citizens, called “relators,” to institute civil proceedings alleging violations of the False Claims Act. These qui tam cases are generally sealed by the court at the time of filing. The only parties privy to the information contained in the complaint are the relator, the federal government, and the presiding court. It is possible that qui tam lawsuits have been filed against us and that we are unaware of such filings or have been ordered by the presiding court not to discuss or disclose the filing of such lawsuits. We may be subject to liability under one or more undisclosed qui tam cases brought pursuant to the False Claims Act.

It is our obligation as a participant in Medicare and other federal healthcare programs to routinely conduct audits and reviews of the accuracy of our billing systems and other regulatory compliance matters. As a result of these reviews, HealthSouth has made, and will continue to make, disclosures to the HHS-OIG relating to amounts it

HealthSouth’s Wholly Owned Long-Term Acute Care Hospitals

Notes to Combined Financial Statements

suspects represent over-payments from these programs, whether due to inaccurate billing or otherwise. Some of these disclosures have resulted in, or may result in, HealthSouth refunding amounts to Medicare or other federal healthcare programs.

Other Commitments—

We are a party to service and other contracts in connection with conducting our business. Minimum amounts due under these agreements are $0.1 million in both 2011 and 2012. These contracts primarily relate to elevator maintenance and linen services.